Exhibit 10.2.6
THE SEVERANCE PAY PLAN FOR MANAGEMENT EMPLOYEES
OF

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC. AND ITS PARTICIPATING EMPLOYERS
(Amended and Restated Effective December 1, 2021)

TABLE OF CONTENTS

1.	Purpose; Effective Date .....................................................................................	1
2.	Definitions……………………………………………………………………..	1
3.	Type of Plan……………………………………………………………………	3
4.	Participation .......................................................................................................	3
5.	Eligibility ..........................................................................................................	3
6.	Exclusions..........................................................................................................	3
7.	Plan Benefits .......................................................................................................	4
8.	Effect of Plan Benefits on Other Benefits .........................................................	6
9.	Tax Withholding .................................................................................................	6
10.	Payment Upon Death; No Payment Upon Leave of Absence ..........................	7
11.	Financing of Benefits.........................................................................................	7
12.	Administration .................................................................................................	7
13.	Claims Procedure ...............................................................................................	8
14.	Procedure to Appeal Claim Denial ....................................................................	8
15.	Legal Service.......................................................................................................	10
16.	Benefits Not Assigned or Alienated ..................................................................	10
17.	Plan Records .....................................................................................................	10
18.	Effect on Invalidity of any part of the Severance Pay Plan ................................	10
19.	Recovery of Excess Payments ...........................................................................	10
20.	Choice of Law and Forum .................................................................................	10
	Statement of ERISA Rights ...............................................................................	11
	Schedule 1- Participating Employers.................................................................	13

THE SEVERANCE PAY PLAN

FOR MANAGEMENT EMPLOYEES

OF

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

AND

ITS PARTICIPATING EMPLOYERS

1.Purpose: Effective Date

A.The Severance Pay Plan for Management Employees of Consolidated Edison Company of New York Inc. and its Participating Employers is intended to provide specified post-employment payments to eligible management employees of CECONY and its Participating Employers.

B.This Severance Pay Plan was effective as of January 1, 2008 (the “Prior Plan”) and is amended and restated effective as of December 1,2021. The amended and restated Plan replaces and supersedes the Prior Plan and any other management severance or separation pay plan or program currently in effect for eligible management employees of CECONY and its Participating Employers.

2.Definitions

When used herein, each of the following terms shall have the corresponding meaning set forth below unless a different meaning is specified or is plainly required by the context in which the term is used:

“Affiliate” shall mean any corporation, entity or organization which is a member of a controlled group (as determined under Section 414(b) of the Code) or a group of trades or businesses (whether or not incorporated) which are under common control (as determined under Section 414(c) of the Code) with the Company.

“Board” shall mean the Board of Directors of CECONY.

“Cause“ shall mean a Participant’s: (i) commission of, conviction of, or the entering of a plea of nolo contendere to, a felony, or a misdemeanor involving moral turpitude, if such felony or misdemeanor is work-related, materially impairs the Participant’s ability to reasonably perform services for the Company or its Affiliates, or results or could reasonably be expected to result in harm to the property, reputation or business of the Company or its Affiliates; (ii) willful and continued failure to substantially perform his or her duties in the course of employment with the

Company or its Affiliates (other than any such failure resulting from the Participant’s physical or mental incapacity) after a written demand for substantial performance is delivered to the Participant; (iii) conduct that results or could reasonably be expected to result in harm to the property, reputation or business of the Company or its Affiliates, including a violation or material failure to comply with the written policies or standards of conduct of the Company or its Affiliates, including those relating to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (iv) refusal to follow the lawful directions of the Company or the Participating Employer that employs the Participant; (v) breach of any fiduciary duty owed to the Company or its Affiliates; (vi) violation of applicable federal, state or local law or regulation governing the business of the Company or its Affiliates; (vii) violation of the drug and alcohol testing policies of the Company or its Affiliates or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance that the Participant is properly taking under a current prescription); (viii) misappropriation (or attempted misappropriation) of any assets or property of the Company or its Affiliates; (ix) material breach of any written agreement between the Participant and the Company or its Affiliates; (x) resigning employment in lieu of being discharged for misconduct; or (xi) any conduct that the Plan Administrator determines to be detrimental to the Company or its Affiliates. Review of any determination that a termination is for Cause shall be by the Plan Administrator, in its sole and exclusive judgment and discretion.

“CECONY” shall mean Consolidated Edison Company of New York, Inc. “CET” shall mean Con Edison Transmission, Inc.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successors thereto, and any regulations or rulings issued thereunder.

“Company” shall mean, individually and/or collectively as the context requires, CECONY, O&R, CET and such other Participating Employers that have approved and adopted this Plan, whether or not such entity directly compensates the Participant or the Participant appears on the payroll of such entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successors thereto, and any regulations or rulings issued thereunder.

“O&R” shall mean Orange and Rockland Utilities, Inc.

“Participating Employers” shall mean the Company, O&R, CET and any other Affiliate which, with the prior written approval of the Board and subject to such terms and conditions as may be imposed by the Board, shall adopt this Plan. The list of Participating Employers is set forth on Schedule 1 to the Plan.

“Section 409A” means Section 409A of the Code.

“Separation from Service” means a “separation from service” from either CECONY or a Participating Employer as determined under the default provisions in Treasury Regulation Section 1.409A-1(h) of the Code.

“Severance Pay Plan” or “Plan” shall mean The Severance Pay Plan for Management Employees of Consolidated Edison Company of New York Inc. and its Participating Employers, as may be amended from time to time.

“Termination Date” means the date of a Participant’s Separation from Service for any reason.

3.Type of Plan

The Severance Pay Plan is intended to constitute an “employee welfare benefit plan” within the meaning of the provisions of ERISA. It is intended to be a severance pay plan as defined in Federal Regulations 29 CFR 2510.3-2(b) for eligible management employees of CECONY and the Participating Employers.

4.Participation

A “Participant“ means a regular non-bargaining unit employee working as a full time or part time management employee of the Company, whose regularly scheduled hours of annual service are 1,000 hours or more in a 12-month period, of either CECONY or a Participating Employers who is on the active payroll or on a leave of absence with a right to reemployment. The term “Participant” excludes employees classified by the Company as (i) officers of CECONY or a Participating Employer, (ii) occasional or temporary workers (agency or independent), (iii) independent contractors, (iv) cooperative or student employees, (v) employees with an individual arrangement or written agreement providing for severance benefits, (vi) leased employees, (vii) any employee who has been employed by the Company for less than six months, or (viii) employees covered by a collective bargaining agreement that does not provide for participation in the Severance Pay Plan, even if such employees are later determined by a court of law or otherwise to constitute management employees of CECONY or a Participating Subsidiary. For purposes of the Severance Pay Plan, the Plan Administrator in his or her sole discretion shall determine who is a Participant.

5.Eligibility

In order to be eligible to receive benefits under the Severance Pay Plan, a Participant must incur an involuntary Separation from Service because of a reduction in staffing levels or any other reason which the Plan Administrator in his or her sole discretion may deem appropriate.

6.Exclusions

Benefits under this Severance Pay Plan shall not be payable to a Participant who incurs a Separation from Service for any of the following reasons, in each case, as determined by the Plan Administrator in his or her sole discretion:

a.a Participant whose employment terminates due to death or retirement prior to the Participant’s Termination Date;

b.a Participant who resigns his or her employment for any reason or abandons his or her position prior to the Participant’s Termination Date;

c.a Participant who is discharged for Cause, or who is discharged or who resigns in lieu of being discharged for any other reason except as described in Section 4 above;

d.a Participant who transfers or is offered the opportunity to transfer employment from either CECONY or a Participating Employer to a company or entity affiliated (directly or indirectly) with CECONY or a Participating Employer, whether or not such employment is comparable;

e.a Participant who transfers or is offered the opportunity to transfer employment from CECONY or a Participating Employer to another employer as a result of a sale, merger, acquisition or other transaction, provided the Participant is offered comparable employment, as determined by the Plan Administrator in his or her sole discretion and may take into consideration any factor it deems appropriate, including the geographic location in which the position is offered and the compensation offered to the Participant; or

f.a Participant who is on, or whose employment is terminated as a result of or in connection with the expiration of, a sick or other authorized leave of absence.

7.Plan Benefits.

A.For purposes of determining Plan Benefits, the following shall apply:

(1)“Salary” means a Participant’s base annual salary as of the Participant’s Termination Date, including shift differential and salary reduction contributions under Sections 125 and 401(k) of the Code, to an employee benefit plan of the Company, but excluding bonuses, cash or equity-based incentive compensation, overtime pay and other pay or allowances.

(2)“Equivalent Week’s Salary” means Salary divided by 52.

(3)“Years of Service” means a Participant’s completed years of service with either CECONY and/or a Participating Employer, ending on the Termination Date computed under the Company’s adjusted service credit rules for computing continuous service. If a Participant has previously been paid a benefit under this Severance Pay Plan, the Participant’s Years of Service will be computed from the date of the Participant’s reemployment by either CECONY or a Participating Employer, and not from the Participant’s original continuous service date.

B.Payment.

(1)A payment will be made in one lump sum within 60 days following the Participant’s Termination Date based upon the guidelines indicated below. CECONY or a Participating Employer may pay amounts over a period of time and may pay amounts other than the indicated guidelines taking all pertinent facts and circumstances into consideration. In no event, however, shall payments be made after March 15 of the year following the year in which the Participant’s Termination Date occurs.

Years of Service	Guide A – Without a Release Number of Equivalent Week’s Salary	Guide B – With a Release Number of Equivalent Week’s Salary
Less than 1	0	0
1 but less than 10	2	The sum of 4 and one times the number of Years of Service up to a maximum sum of 13 Equivalent Week’s Salary.
10 and over	4	The sum of 4 and one times the number of Years of Service up to a maximum sum of 30 Equivalent Week’s Salary.

Participants who timely execute and deliver a general waiver and release to the Company of all known and unknown claims against the Company and its affiliates, officers, directors, employees and agents, in such form as the Company in its sole discretion shall determine, may receive a payment based upon Guideline B in subdivision (1) above, provided that the release becomes irrevocable within the 60-day period following the Participant’s Termination Date. Participants who elect not to sign a release (or revoke a release) may receive a payment based upon Guideline A in subdivision (1) above. As additional benefits to Participants who sign (and do not revoke) a release, the Company shall offer to continue the Participant’s group health and employee group life insurance coverage (to the extent that the Participant was participating in such plans on the Termination Date) with the Participant contributing the same amount as if he or she were an active employee for a period equal to the Participant’s number of Equivalent Week’s Salary. The Plan Administrator may deduct the Participant’s contributions for such continued insurance coverage from

(2)any payment made to the Participant under subdivision (1) above. Any such extended period of group health insurance coverage shall be considered part of the Participant’s COBRA continuation period of coverage. As additional benefits to Participants who sign and do not revoke, a release the Company may provide outplacement services to such extent and level as the Company in its sole discretion shall determine, but in no event shall the outplacement service extend beyond six (6) months after the Participant’s Termination Date. Notwithstanding any provision in this Plan to the contrary, if at any time the Company determines that it cannot continue the Participant’s group health and employee group life insurance coverage without substantial risk of incurring a fine or penalty under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Company shall be completely and fully relieved of any obligation to provide such benefits, and such relief shall have no effect on the release.

(3)If a Participant who receives a payment under this Severance Pay Plan is re-employed in a comparable position by the Company or an affiliate of the Company, the Participant shall repay to the Company the gross amount of the severance payment attributable to the number of Equivalent Weeks in excess of the number of weeks from the Participant’s Termination Date to the re-employment date. The Plan Administrator shall have the sole discretion to determine whether a position is “comparable” and may take into consideration any factor it deems desirable, including the geographic location in which the position is offered and the compensation offered to the Participant.

(4)Notwithstanding anything herein to the contrary, if a Participant is a “Specified Employee” for purposes of Section 409A, as determined under Consolidated Edison, Inc.’s established methodology for determining Specified. Employees, on the date on which such Participant incurs a Separation from Service, to the extent that any payment hereunder (including any provision or continued benefits) is deemed to be a “deferral of compensation” within the meaning of Section 409A, such payment shall not be paid or commence to be paid on any date prior to the fifteenth business day after the date that is six months following the Participant’s Separation from Service; provided, however, that a payment delayed pursuant to this clause shall commence earlier in the event of a Participant’s death prior to the end of the six-month period.

C.Termination and Repayment of Severance Benefits.

A Participant’s right to any Plan Benefits is subject to and is expressly conditioned upon the Participant’s continued compliance with any confidentiality agreement or restrictive covenant provisions applicable to the Participant. If the Participant violates the terms of any confidentiality agreement or restrictive covenant provisions, he or she will be required to return any Plan Benefits received under this Plan within ten (10) business days of any written demand for repayment by the Company or the Plan Administrator. Any Plan Benefits that have not been paid or provided to the Participant shall be forfeited.

8.Effect of Plan Benefits on Other Benefits

Payment under this Severance Pay Plan will not be considered in determining a Participant’s benefits under any retirement plan, incentive plan or any other employee benefit plan, program, arrangement or policy of the Company.

9.Tax Withholding

Payments made pursuant to this Severance Pay Plan are subject to the withholding of federal, state and local employment and income taxes at the time of payment and will be reported to the IRS.

10.Payment Upon Death; No Payment Upon Leave of Absence

If a Participant dies prior to the specified Termination Date, but after receiving written notification of his or her Termination Date, no payments will be made under this Severance Pay Plan to the Participant or the Participant’s heirs or estate. If a Participant dies after his or her Termination Date but before payment is made, payment will be made to the Participant’s spouse or, if the Participant leaves no surviving spouse, the Participant’s estate in single lump sum within 60 days following the Participant’s death.

If a Participant is on sick leave or other leave of absence at the time of receiving written notification of his or her Termination Date, or if a Participant goes on sick leave or other leave of absence after receiving official notification of his or her Termination Date, the Participant’s employment and sick pay will be terminated as of the Participant’s Termination Date and payment under the Severance Pay Plan will be made within 60 days following the Termination Date.

11.Financing of Benefits Plan

Benefits for CECONY Participants shall be payable out of the CECONY’s general assets and Plan Benefits for Participants employed by a Participating Employer shall be payable out of the general assets of the Participating Employer employing the Participant immediately prior to the Termination Date.

12.Administration

A.CECONY’s Vice President-Human Resources is the named fiduciary and Plan Administrator under the Severance Pay Plan who shall determine conclusively any and all questions arising from the administration of the Severance Pay Plan and shall have sole and complete discretionary authority and control to manage the operation and administration of the Severance Pay Plan, including but not limited to, the determination of all questions relating to eligibility for participation and benefits, interpretation of all Plan provisions, determination of the amount of benefits payable to any Participant, spouse, heirs or estate, all legal and factual determinations, and construction of disputed or ambiguous terms, and such determinations shall be binding on all parties.

The named fiduciary and Plan Administrator may delegate responsibilities under the Severance Pay Plan.

B.Section 409A. This Severance Pay Plan is intended to satisfy the applicable requirements of Section 409A and shall be performed and interpreted consistent with such intent. If the Plan Administrator determines in good faith that any provision of this Severance Pay Plan does not satisfy such requirements or could otherwise cause any party to recognize additional taxes, penalties or interest under Section 409A, the Plan Administrator will modify such provision, to the maximum extent practicable, consistent with the original intent and without violation of the requirements of Section 409A (“Section 409A Compliance”), and, notwithstanding any provision herein to the contrary, the Plan Administrator shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Plan Administrator shall be final and binding on all parties.

13.Claims Procedure

A.Procedure for Granting or Denying Claims. A Participant, or any person duly authorized by such a Participant, may file a written claim for benefits under this Severance Pay Plan. Such claim may only relate to a benefit under the Severance Pay Plan and not any matter under any other policy, practice or guideline of either CECONY or O&R, and must be made in writing and be delivered to the Plan Administrator. The written claim shall be sent to the Plan Administrator-Severance Pay Plan, c/o Employee Benefits, Con Edison, Room 1100, 4 Irving Place, New York, New York 10003. Such claim must be received within 60 days of the event which gave rise to the claim.
Within 90 days after receipt of such claim, the Plan Administrator shall notify the claimant of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial 90-day period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial 90-day period. The Plan Administrator shall have full discretion to deny or grant a claim in whole or in part.

B.Requirement for Notice of Claim Denial. The Plan Administrator shall provide to every claimant who is denied a claim for benefits a written or electronic notice setting forth in a manner calculated to be understood by the claimant:

(1)The specific reason or reasons for the denial;

(2)Specific reference to pertinent Severance Pay Plan provisions on which the denial is based;

(3)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and

(4)An explanation of the Severance Pay Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

14.Procedure to Appeal Claim Denial

A.Right to Appeal and Request Hearing on Claim Denial. If the claim for benefits or review of any matter under the Severance Pay Plan is denied or no reply at all is received by the claimant within the 90-day period (or 180-day period if an extension was required) after filing the claim, the Participant, or other duly authorized person, may appeal this denial in writing within 60 days after it is received (or within 60 days of the expiration of the 90- or 180- day period described above, as applicable). Written request for review of any denied claim should be sent directly to the Plan Administrator-Severance Pay Plan, c/o Employee Benefits, Con Edison, Room 1100, 4 Irving Place, New York, New York 10003.

The claimant or his or her duly authorized representative may submit written comments, documents, records, and other information relating to the claim for benefits. Moreover, the claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The request for a review may include a request for a hearing; provided, only the claimant and the Plan Administrator may be present at any hearing granted by the Plan Administrator.

B.Disposition of Disputed Claims. Upon receipt of a request for review, the Plan Administrator shall make a decision on the claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be made not later than 60 days after the Plan Administrator’s receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than 120 days after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension prior to the expiration of the initial 60-day period.

The Plan Administrator shall provide the claimant with written or electronic notification of the Plan Administrator’s determination on review. In the case of an adverse determination, the notification shall set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the decision as well as specific references to the Severance Pay Plan provisions on which the decision was based. The decision shall also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Moreover, the decision shall contain a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

The Plan Administrator serves as the final review committee under the Severance Pay Plan for all Participants.

A Participant in the Severance Pay Plan may have further rights under ERISA, described in “Rights of a Plan Participant.”

C.Bar to Legal Action. No legal action may be commenced or maintained against the Severance Pay Plan prior to the claimant’s exhaustion of the claims procedures set forth in

Sections 13 and 14 of the Severance Pay Plan. In addition, no legal action may be commenced against the Severance Pay Plan more than 90 days after the Plan Administrator’s decision on review pursuant to this Section 14.

15.Legal Service

Process can be served on the Severance Pay Plan Administrator by directing such service to Vice President-Human Resources, Con Edison, 4 Irving Place, New York, New York 10003.

16.Benefits Not Assigned or Alienated

Assignment or alienation of any benefits provided by the Severance Pay Plan will not be permitted or recognized except as otherwise authorized by applicable law. This means that, except as required by applicable law, benefits provided under the Severance Pay Plan may not be sold, assigned, or otherwise transferred by or on behalf of a Participant.

17.Plan Records

The Severance Pay Plan and all of its records are kept on a calendar year basis beginning January 1 and ending December 31 of each year.

18.Effect on Invalidity of Any Part of the Severance Pay Plan

The invalidity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

19.Recovery of Excess Payments.

If any Plan Benefit is erroneously paid to a Participant, the Participant is required refund any the full amount of the overpayment within thirty (30) days of a written notice of overpayment from the Plan Administrator or his or her designee.

20.Choice of Law and Forum

The validity, interpretation, construction, and performance of the obligations created under this Severance Pay Plan shall be controlled by ERISA, and to the extent not preempted by federal law, the laws of the State of New York without giving effect to the State’s principles of conflicts of laws. The Participants further consents to the selection of New York State and the United States courts situated within the borough of Manhattan, New York, as the exclusive forums for any legal proceeding arising from or relating to this Plan.

Statement of ERISA Rights

A.Plan Identification Numbers

This Severance Pay Plan is identified by the following numbers under the Internal Revenue Service (IRS) Rules.

•Employer Identification Number 13-5009340 assigned by the IRS.
•Plan Number 557 assigned by CECONY.
B.Plan Continuance

CECONY may amend or terminate this Severance Pay Plan at any time. Any amendments or the termination of the Severance Pay Plan shall not result in the forfeiture of the benefits previously awarded under the Severance Pay Plan.

C.Plan Documents

This document is both the Severance Pay Plan and a Summary Plan Description as such terms are defined in ERISA.

D.Rights of a Plan Participant

As a Participant in this Severance Pay Plan, you are entitled to certain rights and protections under ERISA, which provides that all Severance Pay Plan Participants shall be entitled to:

Receive information about the Severance Pay Plan and benefits.

Examine, without charge, at the Plan Administrator’s office and at other specified locations, all Severance Pay Plan documents and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration;

Obtain upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent actions by the Severance Pay Plan fiduciaries.

In addition to creating rights for Severance Pay Plan Participants, ERISA imposes duties upon those who are responsible for the operation of employee benefit plans. The people who operate your Severance Pay Plan, called “Fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Severance Pay Plan Participants. No one, including your employer, or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your right under ERISA.

Enforce your rights.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain periods.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court after exhausting the Severance Pay Plan’s claims procedures. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

Assistance with your questions.

If you have any questions about the Severance Pay Plan, you should contact the Plan Administrator. If you have any questions about this statement of your rights, or about your rights under ERISA, you should contact your nearest office of the Employee Benefits Security Administration, U. S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

E.Statement of Employer’s Rights

A Participant’s eligibility for benefits under this Severance Pay Plan shall not be considered a guarantee of continued or lifetime employment with the Company and shall not change the fact that a Participant shall be considered an employee at will. A Participant’s employment by the Company may be terminated by the Company whenever the Company in its sole discretion considers that to be in its best interest, subject to applicable law.

SCHEDULE 1 [PARTICIPATING EMPLOYERS]
Con Edison Transmission, Inc.

Orange and Rockland Utilities, Inc